UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 3, 2020

Five Prime Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36070	26-0038620
(state or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

111 Oyster Point Boulevard South San Francisco, California	94080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 365-5600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.001 per share	FPRX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 3, 2020, Five Prime Therapeutics, Inc. (the “Company”) and Sutro Biopharma, Inc. (“Sutro”) entered into a Sublease (the “Sublease”), pursuant to which the Company agreed to sublet to Sutro the approximately 115,466 rentable square feet of office and laboratory space that the Company currently leases at 111 Oyster Point Boulevard, South San Francisco, California (the “Premises”). The Sublease is subordinate to the Lease (the “Master Lease”), effective December 12, 2016, between the Company and HCP Oyster Point III LLC (the “Landlord”).

Pursuant to the Sublease, the Company will initially sublet to Sutro 85,755 square feet of the Premises (the “Initial Premises”). The term of the Sublease for the Initial Premises will commence on the last to occur of (a) the date nine months after the date of the written consent of the Landlord (the “Consent Date”), (b) the date seven months after the date the Company vacates and delivers the Initial Premises to Sutro in accordance with certain requirements and subject to certain limitations, or (c) April 1, 2021 (the “Initial Premises Commencement Date”); provided, that Sutro will have the right to accelerate the Initial Premises Commencement Date under certain conditions. The term of the Sublease with respect to the remainder 29,711 square feet of the Premises (the “Expansion Premises”) will commence on the later of (a) 24 months following the Initial Premises Commencement Date and (b) the date the Company delivers the Expansion Premises to Sutro in accordance with certain requirements (the “Expansion Premises Commencement Date”); provided, that Sutro will have a right to accelerate the Expansion Premises Commencement Date to an earlier date upon six months’ prior written notice to the Company. The term of the Sublease will expire on December 31, 2027 (the “Expiration Date”).

Following the Consent Date, Sutro is obligated to deposit with the Company a security deposit in the amount of approximately $860,000. Following the Initial Premises Commencement Date, during each month of the Sublease, Sutro is obligated to pay the Company monthly base rent as follows:

Months	Premises (rentable square feet)	Monthly Base Rent Per Square Foot	Monthly Base Rent
1 – 12	85,755	$4.95	$424,487.25
13 – 24	85,755	$5.12	$439,344.30
25* – 36	115,466	$5.30	$612,265.83
37 – 48	115,466	$5.49	$633,695.13
49 – 60	115,466	$5.68	$655,874.46
61 – 72	115,466	$5.88	$678,830.07
73 – Expiration Date	115,466	$6.08	$702,589.12

*	Assuming the Expansion Premises Commencement Date occurs on the first day of the 25th month of the term of the Sublease.

Subject to the terms set forth in the Sublease, the Company will abate Sutro’s obligation to pay base rent for months 7 - 18 of the term of the Sublease. In addition to its monthly base rent obligations, Sutro is obligated to pay to the Company as additional rent a portion of the operating expenses of the Premises and certain taxes, assessments and fees incurred in connection with the ownership, leasing and operation of the Premises that the Landlord pays or accrues for and that the Company is obligated to pay to the Landlord pursuant to the Master Lease. In addition, Sutro is obligated to pay its pro rata share of utilities.

The Sublease contains customary provisions allowing the Company to terminate the Sublease upon the termination of the Master Lease or if Sutro fails to remedy a breach of certain of its obligations within specified time periods.

The foregoing description of the Sublease is qualified in its entirety by reference to the full text of the Sublease, a copy of which the Company plans to file as an exhibit to its Quarterly Report on Form 10-Q for its fiscal quarter ending September 30, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Five Prime Therapeutics, Inc.

By:	/s/ Francis Sarena
Francis Sarena
Chief Strategy Officer and Secretary

Dated: September 3, 2020